Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
February 24, 2006	Don Olsen	John Heskett
The Woodlands, TX	(281) 719-4175	(801) 584-5768

HUNTSMAN RELEASES 2005 FOURTH QUARTER
AND FULL YEAR RESULTS

RESULTS IMPACTED BY U.S. GULF COAST STORMS

Highlights

•                  Revenues for 2005 were a record $12,961.6 million, an increase of 13% as compared to $11,426.4 million in 2004.

•                  Adjusted EBITDA for the fourth quarter of 2005 was $205.4 million, as compared to $404.8 million for the same period in 2004.  Fourth quarter 2005 Adjusted EBITDA was negatively impacted by an estimated $140.0 million related to the U.S. Gulf Coast storms or approximately $0.60 per diluted share.

•                  Fourth quarter 2005 net loss was $61.0 million or a $0.27 loss per diluted share.  Adjusted net income from continuing operations which excludes the impact of losses on the early extinguishment of debt, restructuring, impairment and plant closing costs and the cumulative effect of changes in accounting principle was $33.3 million or $0.14 per diluted share.  This compares to adjusted net income from continuing operations of $99.8 million or $0.43 per diluted share in the same period in 2004.

•                  The Company continues to evaluate available options for improving shareholder value.  This may include the sale of certain of the Company’s Base Chemicals and Polymers assets and / or a spin-off of these segments.

The Woodlands, TX -Huntsman Corporation (NYSE:HUN) today reported fourth quarter 2005 EBITDA of $103.5 million including $101.9 million of charges related to the early extinguishment of debt, restructuring, impairment and plant closing costs, discontinued operations, cumulative effect of changes in accounting principle and other charges resulting in Adjusted EBITDA of $205.4 million.  This compares to EBITDA in the fourth quarter of 2004 of $275.0 million including $129.8 million of charges related to the early extinguishment of debt, restructuring, impairment and plant closing costs, discontinued operations, and other charges resulting in Adjusted EBITDA of $404.8 million.

The company reported a net loss of $61.0 million for the fourth quarter 2005 including a net of tax loss of $46.1 million for the early extinguishment of debt, net of tax charge of $27.7 million for the cumulative effect of changes in accounting principle, net of tax charges of $20.2 million for restructuring, impairment and plant closing costs, and $0.3 million in net of tax losses from discontinued operations.  Adjusted net income from continuing operations excluding these items in the fourth quarter 2005 was $33.3 million.  This compares to net loss of $1.2 million in the fourth quarter of 2004 including net of tax charges of $74.0 million for restructuring, impairment and plant closing costs, a net of tax loss for early extinguishment of debt of $23.7 million, and $3.3 million in net of tax losses from discontinued operations.  Adjusted net income from continuing operations excluding these items in the fourth quarter of 2004 was $99.8 million.

Peter R. Huntsman, President and CEO, stated, “The fourth quarter was extremely challenging from an operating perspective as the hurricanes negatively impacted not only our primary manufacturing facilities in the U.S. Gulf Coast but also the operations of many of our customers and suppliers.  Hurricane Rita came ashore in Jefferson County, Texas which is where our single largest manufacturing complex is located. However, we do not expect any continued material impact from these storms in 2006.  Our operations were further negatively impacted by the prices for many of our raw materials and energy reaching record levels during the quarter.

We are optimistic about our outlook for 2006.  Demand in our differentiated businesses remains strong, raw material and energy prices have recently declined, and capacity additions in most of our commodity businesses appear to be limited over the next several years. However, we expect that the margin weakness that we experienced in the latter half of 2005 in our European petrochemicals business to continue into early 2006.

We continue to execute our business strategy.  We have prepaid approximately $550 million in debt and exceeded our cost reduction targets.  We continue to capitalize on attractive opportunities to expand our differentiated segments, most recently evidenced by our announcement that we intend to acquire Ciba Specialty Chemicals’ Textile Effects business.

As we have indicated in the past, we are frustrated with the valuations that the market appears to place on our differentiated businesses.  We are evaluating all available opportunities to unlock this value.  We also are continuing to selectively review certain of our commodity assets for potential divestment, such as our butadiene business which we announced today we intend to sell to Texas Petrochemicals LP for $275 million.  This review may result in the decision to divest additional Base Chemicals and Polymer assets and / or spin-off these segments.”

Huntsman Corporation

Operating Results

	Three months ended December 31,		Year ended December 31,
In Millions	2005	2004(1)	2005	2004(1)
Revenues	$3,151.0	$3,116.8	$12,961.6	$11,426.4
Cost of goods sold	2,890.1	2,720.1	11,209.5	10,048.0
Gross profit	260.9	396.7	1,752.1	1,378.4
Operating expenses	187.6	112.5	814.6	670.9
Restructuring, impairment and plant closing costs	23.1	96.9	123.6	299.3
Operating income	50.2	187.3	813.9	408.2
Interest expense, net	(84.8)	(153.1)	(426.6)	(612.6)
Loss on accounts receivable, securitization program	(1.8)	(5.4)	(10.7)	(15.6)
Equity in income of unconsolidated affiliates	1.2	1.0	8.2	4.0
Other non-operating expense	(42.9)	(25.0)	(322.6)	(25.8)
(Loss) income from continuing operations before income taxes, minority interest and accounting changes	(78.1)	4.8	62.2	(241.8)
Income tax benefit (expense)	45.3	3.4	(23.5)	29.1
Minority interests in subsidiaries’ income	(0.2)	(6.1)	(1.7)	(7.2)
(Loss) income from continuing operations before accounting changes	(33.0)	2.1	37.0	(219.9)
Loss from discontinued operations, net of tax(2)	(0.3)	(3.3)	(43.9)	(7.8)
Cumulative effect of changes in accounting principle, net of tax (3)	(27.7)	—	(27.7)	—
Net loss	(61.0)	(1.2)	(34.6)	(227.7)
Preferred dividends(4)	—	(21.9)	(43.1)	(87.7)
Net loss available to common stockholders	$(61.0)	$(23.1)	$(77.7)	$(315.4)

Net loss	$(61.0)	$(1.2)	$(34.6)	$(227.7)
Interest expense, net	84.8	153.1	426.6	612.6
Income tax (benefit) expense(3)	(48.2)	(3.4)	20.6	(29.1)
Depreciation and amortization	127.9	126.5	500.8	536.8
EBITDA(5)	103.5	275.0	913.4	892.6

Loss on accounts receivable, securitization program	1.8	5.4	10.7	15.6
Legal and contract settlement expense net	—	0.5	—	6.6
Loss on early extinguishment of debt	46.1	23.7	322.5	25.6
Restructuring, impairment and plant closing costs	23.1	96.9	123.6	299.3
Loss from discontinued operations, net of tax(2)	0.3	3.3	43.9	7.8
Cumulative effect of changes in accounting principle(3)	30.6	—	30.6	—
Adjusted EBITDA(5)	$205.4	$404.8	$1,444.7	$1,247.5

See end of press release for footnote explanations

The company computes Adjusted EBITDA to eliminate the impact of losses on the sale of accounts receivable related to its securitization program, non-recurring legal and contract settlement expenses and credits, losses on early extinguishment of debt, restructuring, impairment and plant closing costs, discontinued operations and the cumulative effect of changes in accounting principle, in order to provide investors with a more meaningful measure of its operational performance.  The company computes adjusted net income (loss) from continuing operations by eliminating the after tax impact of preferred dividends, losses on the early extinguishment of debt, restructuring, impairment and plant closing costs, discontinued operations and the cumulative effect of changes in accounting principle.  See footnote (5) at the end of this press release for more information on EBITDA, Adjusted EBITDA and adjusted net income (loss) from continuing operations.

Huntsman Corporation

Reconciliation of Adjusted Net Income from Continuing Operations

	Three months ended December 31,		Year ended December 31,
In Millions, Except Per Share Amounts	2005	2004(1)	2005	2004(1)
Net loss available to common stockholders	$(61.0)	$(23.1)	$(77.7)	$(315.4)
Preferred dividends(4)	—	21.9	43.1	87.7
Net loss	(61.0)	(1.2)	(34.6)	(227.7)

Adjustments net of tax:
Loss on early extinguishment of debt	46.1	23.7	322.5	25.6
Restructuring, impairment and plant closing costs	20.2	74.0	111.3	231.6
Loss from discontinued operations(2)	0.3	3.3	43.9	7.8
Cumulative effect of changes in accounting principle(3)	27.7	—	27.7	—
Adjusted net income from continuing operations(5)	$33.3	$99.8	$470.8	$37.3

Basic loss per share	$(0.27)	$(0.10)	$(0.35)	$(1.43)
Diluted loss per share	$(0.27)	$(0.10)	$(0.35)	$(1.43)

Adjusted diluted earnings (loss) per share from continuing operations(5)	$0.14	$0.43	$2.02	$0.16

Common share information(6):
Basic shares outstanding	220.5	220.5	220.5	220.5
Options	—	—	—	—
Conversion of preferred stock	—	—	—	—
Diluted shares	220.5	220.5	220.5	220.5

Diluted shares for Adjusted earnings (loss) per share from continuing operations	233.0	233.0	233.0	233.0

See end of press release for footnote explanations

Huntsman Corporation

Estimated Hurricane Impact(8)

	Three months ended December 31, 2005
	Adjusted	Net Income
In Millions, Except Per Share Amounts	EBITDA Impact	(Loss) Impact	EPS Impact
Segment:
Polyurethanes	$(25.9)	$(25.9)	$(0.11)
Advanced Materials	(2.3)	(2.3)	(0.01)
Performance Products	(44.3)	(44.3)	(0.19)
Pigments	(2.2)	(2.2)	(0.01)
Polymers	—	—	—
Base Chemicals	(65.3)	(65.3)	(0.28)
Corporate and other	—	—	—

Total	$(140.0)	$(140.0)	$(0.60)

See end of press release for footnote explanations

Huntsman Corporation

Segment Results

	Three months ended December 31,		Year ended December 31,
In Millions	2005	2004(1)	2005	2004(1)

Segment Revenues:
Polyurethanes	$786.4	$748.7	$3,396.3	$2,818.0
Advanced Materials	273.8	296.0	1,185.3	1,162.4
Performance Products	443.5	528.1	1,960.9	1,927.8
Pigments	265.3	253.4	1,052.8	1,048.1
Polymers	452.7	432.2	1,702.0	1,451.8
Base Chemicals	1,117.7	1,103.2	4,462.1	3,859.0
Eliminations	(188.4)	(244.8)	(797.8)	(840.7)

Total	$3,151.0	$3,116.8	$12,961.6	$11,426.4

Segment EBITDA (5):
Polyurethanes	$141.3	$93.3	$676.3	$364.0
Advanced Materials	18.6	31.6	154.1	151.0
Performance Products	(0.7)	8.1	157.3	91.0
Pigments	28.8	23.6	115.3	(30.0)
Polymers	31.1	32.0	102.7	77.6
Base Chemicals	12.3	71.4	264.3	276.2
Corporate and other	(127.9)	15.0	(556.6)	(37.2)

Total	$103.5	$275.0	$913.4	$892.6

Segment Adjusted EBITDA(5) :
Polyurethanes	$150.0	$100.7	$733.6	$408.7
Advanced Materials	19.7	40.8	154.6	151.4
Performance Products	2.7	64.4	167.3	188.5
Pigments	32.0	35.4	145.4	108.4
Polymers	31.4	38.0	154.3	91.2
Base Chemicals	17.8	79.0	281.1	292.9
Corporate and other	(48.2)	46.5	(191.6)	6.4

Total	$205.4	$404.8	$1,444.7	$1,247.5

Three Months Ended December 31, 2005 as Compared to Three Months Ended December 31, 2004

Revenues for the three months ended December 31, 2005 increased to $3,151.0 million or 1%, from $3,116.8 million during the same period in 2004.  Revenues increased in our Polyurethanes, Pigments, Polymers and Base Chemicals segments due primarily to higher average selling prices.  Revenues decreased in our Advanced Materials and Performance Products segments primarily due to lower sales volumes resulting from business interruption due to the U.S. Gulf Coast storms and product portfolio re-alignment activities.  Lower sales volumes were partially offset by higher average selling prices in these segments.

For the three months ended December 31, 2005, the company generated EBITDA of $103.5 million, which included $46.1 million in losses from the early extinguishment of debt, a charge for $30.6 million for the cumulative effect of changes in accounting principle, $23.1 million of restructuring, impairment and plant closing costs, $1.8 million of loss on the sale of accounts receivable, and a net of tax loss from discontinued operations of $0.3 million.  This compares to EBITDA for the three months ended December 31, 2004 of $275.0 million, which included $96.9 million of restructuring, impairment and plant closing costs, $23.7 million of loss from the early extinguishment of debt, $5.4 million of loss on the sale of accounts receivable, net of tax loss from discontinued operations of $3.3 million, and legal and contract settlement costs of $0.5 million.

Adjusted EBITDA for the three months ended December 31, 2005 was $205.4 million, a decrease as compared to $404.8 million for the same period in 2004.  The decrease in Adjusted EBITDA resulted from decreases in all segments except our Polyurethanes segment.  Adjusted EBITDA in the fourth quarter 2005 included approximately $140.0 million of estimated direct impact due to the U.S. Gulf Coast storms.

Polyurethanes

The increase in revenues in the Polyurethanes segment for the three months ended December 31, 2005 as compared to the same period in 2004 was primarily due to higher average selling prices for MDI.  MDI average selling prices increased by 8% as a result of the combination of strong growth in higher value applications, and in response to higher raw material and energy costs.  MDI sales volumes increased 3% in the fourth quarter of 2005 as compared to the same period in 2004.  In addition, PO and co-product MTBE average selling prices were higher, while volumes decreased due to a loss of production related to the U.S. Gulf Coast storms.

The increase in EBITDA in the Polyurethanes segment was primarily the result of higher margins as higher average selling prices and increased volume more than offset increases in raw material and energy costs and the impact of the U.S. Gulf Coast storms.  We estimate the impact of the U.S. Gulf Coast storms to be approximately $25.9 million in the fourth quarter of 2005 for the Polyurethanes segment.  During the three months ended December 31, 2005 the Polyurethanes segment recorded restructuring and plant closing charges of $8.4 million as compared to $4.1 million for the same period in 2004.

Advanced Materials

The decrease in revenues in the Advanced Materials segment for the three months ended December 31, 2005 as compared to the same period in 2004 was primarily the result of lower sales volumes.  Sales volumes decreased by approximately 8% as seasonality and the ongoing portfolio re-alignment activities resulted in lower sales volumes, primarily in our construction and electronics market groups.  Average selling prices were relatively unchanged.

The decrease in EBITDA in the Advanced Materials segment was primarily the result of lower sales volumes, higher raw material costs and higher manufacturing costs.  During the three months ended December 31, 2005 the Advanced Materials segment recorded restructuring and plant closing charges of $0.5 million as compared to $9.0 million for the same period in 2004.

Performance Products

The decrease in revenues in the Performance Products segment for the three months ended December 31, 2005 as compared to the same period in 2004 was primarily the result of lower sales volumes.  Sales volumes decreased 28% primarily due to lower production in the U.S. attributable to the Gulf Coast storms and reduced sales of certain surfactants and glycols.  Overall, average selling prices increased by 17% in response to higher raw material and energy costs.

The decrease in EBITDA in the Performance Products segment was due primarily to the impact of the U.S. Gulf Coast storms which we estimate to be approximately $44.3 million in the 2005 fourth quarter, as well as higher raw material costs, partially offset by a reduction in operating expenses.  During the three months ended December 31, 2005, the Performance Products segment recorded restructuring and plant closing charges of $3.4 million as compared to $56.3 million for the same period as 2004.

Pigments

The increase in revenues in the Pigments segment for the three months ended December 31, 2005 as compared to the same period in 2004 was primarily due to an 8% increase in sales volumes, partially offset by a 2% decrease in average selling prices.  Volumes were higher primarily due to increased customer demand and tighter industry supply.  Average selling prices decreased primarily in Europe due to strength of the U.S. dollar versus European currencies.

The increase in EBITDA in the Pigments segment was primarily the result of lower restructuring and plant closing charges.  During the three months ended December 31, 2005, the Pigments segment recorded restructuring and plant closing charges of $3.2 million as compared to $11.6 million for the comparable period in 2004.

Polymers

The increase in revenues in the Polymers segment for the three months ended December 31, 2005 as compared to the same period in 2004 was primarily the result of a 17% increase in average selling prices due to tighter market conditions and higher raw material and energy costs.  Sales volumes decreased due to lower demand for polyethylene and polypropylene.

EBITDA in the Polymers segment was essentially unchanged as compared to the same period in 2004 as higher average selling prices were offset by lower sales volumes and higher raw materials and energy costs.  During the three months ended December 31, 2005 the Polymers segment recorded restructuring, impairment and plant closing charges of $0.3 million as compared to $6.0 million for the comparable period in 2004.

Base Chemicals

The increase in revenues in the Base Chemicals segment for the three months ended December 31, 2005 as compared to the same period in 2004 was primarily the result of a 15% increase in average selling prices in response to higher raw material and energy costs and improved market conditions.  Sales volumes decreased by 12% in the 2005 period as compared to 2004 primarily as the result of lower production due primarily to unplanned outages related to the U.S. Gulf Coast storms which impacted all of our U.S. Base Chemicals manufacturing units.

The decrease in EBITDA in the Base Chemicals segment was due primarily to the impact of the U.S. Gulf Coast storms which we estimate to be approximately $65.3 million in the 2005 fourth quarter.  During the three months ended December 31, 2005, the Base Chemicals segment recorded restructuring, impairment and plant closing charges of $5.5 million as compared to charges of $7.6 million for the comparable period in 2004.

Corporate and Other

Corporate and other items include unallocated corporate overhead, loss on the sale of the accounts receivable, unallocated foreign exchange gains and losses, losses on the early extinguishment of debt, other non-operating income and expense, minority interest, and unallocated restructuring and reorganization costs.  In the fourth quarter of 2005, the total of these items increased by $142.9 million as compared to the 2004 period.  The decrease in EBITDA primarily resulted from $92.9 million lower unallocated foreign currency gains, $30.6 million for the cumulative effect of changes in accounting principle, and $22.4 million higher loss on early extinguishment of debt.

Liquidity, Capital Resources and Outstanding Debt

As of December 31, 2005, we and our subsidiaries had approximately $812 million in combined cash and unused borrowing capacity, as compared to $1,020 million at December 31, 2004.

For the twelve months ended December 31, 2005, total capital expenditures were $339 million as compared to $227 million for the same period in 2004.  We expect to spend approximately $575 million on capital expenditures during 2006, which includes approximately $200 million for the Wilton, UK LDPE facility.

For 2006, we estimate that our effective tax rate will be approximately 15 - 20%.

On December 20, 2005 we completed the acquisition of substantially all the minority interests held by affiliates of SISU Capital Limited and other third parties representing approximately 9.7% of the equity in our subsidiary Huntsman Advanced Materials LLC (“AdMat”) for $125 million.  As a result, AdMat is now a 100% owned subsidiary of the Company.  During the fourth quarter 2005, we recorded $46.1 million in losses on early extinguishment of debt associated with the AdMat merger and related financing and other repayments of debt.

Including off-balance sheet financing from our accounts receivable securitization program we reduced net debt by approximately $1.6 billion during 2005.  Beginning with a repayment of debt on December 31, 2004 and excluding debt repaid from net proceeds received from our initial public offering, we have voluntarily repaid approximately $550 million in debt.

During 2005 we had net interest expense of approximately $427 million as compared with $613 million during 2004, a reduction of approximately $186 million.  We estimate annual interest expense in 2006 to be approximately $375 million, a reduction of approximately $238 million when compared with 2004.

Below is the Company’s outstanding debt as of December 31, 2005 and December 31, 2004:

	As of December 31,(7)
In Millions	2005	2004

Debt:
Senior Secured Credit Facilities	$2,099.3	$2,154.1
Secured Notes	293.6	799.7
Unsecured Notes	752.7	856.0
Subordinated Notes	1,145.2	1,402.5
Discount Notes	—	957.1
Other Debt	167.1	130.1
Total Debt	$4,457.9	$6,299.5

Total Cash and Restricted Cash	$142.8	$252.1

Net Debt	$4,315.1	$6,047.4

Conference Call Information

We will hold a telephone conference to discuss our fourth quarter 2005 results on Friday, February 24, 2006 at 11:00 a.m. EST.

Call-in number for U.S. participants:	(866) 362 – 4820
Call-in number for international participants:	(617) 597 – 5345
Participant access code:	12382110

The conference call will be available via webcast and can be accessed from the investor relations portion of the company’s website at http://www.huntsman.com.

The conference call will be available for replay beginning February 24, 2006 and ending March 3, 2006.

Call-in numbers for the replay:

Within the U.S.:

(888) 286 – 8010

International:	(617) 801 – 6888
Access code for replay:	21472374

Statements in this release that are not historical are forward-looking statements. These statements are based on management’s current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company’s operations, markets, products, services, prices and other factors as discussed in the Huntsman companies’ filings with the Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, financial, economic, competitive, environmental, political, legal, regulatory and technological factors.  In addition, completion of transactions of the type described in this release is subject to a number of uncertainties and to negotiation and execution of definitive agreements among the parties and closing will be subject to approvals and other customary conditions. Accordingly, there can be no assurance that the transactions will be completed or that the company’s expectations will be realized. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

(1)          The 2004 financial data presents the data of our predecessor Huntsman Holdings, LLC which became our wholly-owned subsidiary on February 16, 2005 in connection with our initial public offering.

(2)          On July 6, 2005 we completed the sale of our toluene di-isocyanate (TDI) business to BASF.  We recognized net of tax losses from discontinued operations of $0.3 million for the three months ended December 31, 2005.  For the twelve months ended December 31, 2005, the three months ended December 31, 2004, and the twelve months ended December 31, 2004 we incurred net of tax losses from discontinued operations of $43.9 million, $3.3 million and $7.8 million respectively.

(3)          We adopted FIN 47, “Accounting for Conditional Asset Retirement Obligations” on December 31, 2005.  We recorded a charge for the cumulative effect of changes in accounting principle, net of tax, of $31.7 million. The tax benefit associated with this charge was $4.8 million.  Effective in the fourth quarter 2005, we accelerated the date for actuarial measurement of our pension and postretirement benefit obligations from December 31st to November 30th.  We believe the one-month acceleration will improve internal control procedures by allowing more time for review. The effect of this change resulted in a cumulative change in accounting principle credit, net of tax, of $4.0 million. The tax expense associated with this credit was $1.9 million.

(4)          For the year ended December 31, 2005, preferred dividends represents all of the dividends that were declared and will become payable from the issuance of our 5% mandatory convertible preferred stock until the mandatory conversion date.  For the three months and year ended December 31, 2004, preferred dividends represents the return on the redeemable preferred member’s interest of our predecessor, Huntsman Holdings, LLC.  The redeemable preferred member’s interest was exchanged for our common stock at the time of our initial public offering.

(5)          EBITDA is defined as net income (loss) before interest, income taxes, and depreciation and amortization. We believe that EBITDA enhances an investor’s understanding of our financial performance and our ability to satisfy principal and interest obligations with respect to our indebtedness. However, EBITDA should not be considered in isolation or viewed as a substitute for net income, cash flow from operations or other measures of performance as defined by generally accepted accounting principles in the U.S. (“GAAP”).  Moreover, EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the method of calculation. Our management uses EBITDA to assess financial performance and debt service capabilities. In assessing financial performance, our management reviews EBITDA as a general indicator of economic performance compared to prior periods. Because EBITDA excludes interest, income taxes, depreciation and amortization, EBITDA provides an indicator of general economic performance that is not affected by debt restructurings, fluctuations in interest rates or effective tax rates, or levels of depreciation and amortization.  Accordingly, our management believes this type of measurement is useful for comparing general operating performance from period to period and making certain related management decisions. EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry.  For example, interest expense can be highly dependent on a company’s capital structure, debt levels and credit ratings.  Therefore, the impact of interest expense on earnings can vary significantly among companies.  In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets.  This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.  Our management also believes that our investors use EBITDA as a measure of our ability to service indebtedness as well as to fund capital expenditures and working capital requirements. Nevertheless, our management recognizes that there are material limitations associated with the use of EBITDA in the evaluation of our company as compared to net income, which reflects overall financial performance, including the effects of interest, income taxes, depreciation and amortization.  EBITDA excludes interest expense.  Because we have borrowed money in order to finance our operations, interest expense is a necessary element of our costs and ability to generate revenue.  Therefore, any measure that excludes interest expense has material limitations.  EBITDA also excludes taxes. Because the payment of taxes is a necessary element of our operations, any measure that excludes tax expense has material limitations. Finally, EBITDA excludes depreciation and amortization expense.  Because we use capital assets, depreciation and amortization expense is a necessary element of our costs and ability to generate revenue.  Therefore, any measure that excludes depreciation and amortization expense has material limitations.  Our management compensates for the limitations of EBITDA by using it to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Our management also uses other metrics to evaluate capital structure, tax planning and capital investment decisions.  For example, our management uses credit ratings and net debt ratios to evaluate capital structure, effective tax rate by jurisdiction to evaluate tax planning, and payback period and internal rate of return to evaluate capital investments.  Our management also uses trade working capital to evaluate its investment in receivables and inventory, net of payables.  Adjusted EBITDA is computed by eliminating from EBITDA gains and losses from discontinued operations, all restructuring, impairment and reorganization costs, losses on the sale of accounts receivable to our securitization program, losses from early extinguishment of debt, legal and contract settlement expense, net, and cumulative effect of changes in accounting principle and is used to provide a more meaningful measure of operational performance.  Adjusted net income (loss) from continuing operation is computed by eliminating losses from discontinued operations, the preferred dividends and after tax impact of restructuring, impairment and plant closing costs, losses on the early extinguishment of debt, and cumulative effect of changes in accounting principle.    We believe that net income (loss) is the performance measure calculated and presented in accordance with GAAP that is most directly comparable to EBITDA, Adjusted EBITDA and adjusted net income (loss) from continuing operations.

(6)          Year ended 2005 and 2004 shares outstanding have been restated to reflect the company’s reorganization transaction and initial public offering as if it occurred at the beginning of each period presented.

(7)          Excludes $302.3 million and $208.4 million of off-balance sheet financing obtained under the accounts receivable securitization program as of December 2005, and 2004, respectively.

(8)          We have included the following items in our estimate of Hurricane damages: lost volume and margin of approximately $83 million; physical damage and start-up costs of approximately $57 million.